Exhibit 5.1
Scott E. Bartel
Direct Dial: (916) 930-2513
E-mail: scott.bartel@bullivant.com
December 21, 2007
Board of Directors
Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434
Re:     Common Stock of Golden Phoenix Minerals, Inc.
Dear Gentlemen:
          We act as counsel to Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”), in connection with the registration of 5,484,600 shares of the Company’s common stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), which shares are issuable upon conversion pursuant to that certain Production Payment Purchase Agreement And Assignment Agreement, between the Company and the selling stockholder of the Company, dated June 12, 2007, and all of which Shares will be sold by the selling stockholder of the Company as defined and further described in the Company’s registration statement on Form SB-2, Amendment No. 1, filed under the Securities Act (the “Registration Statement”).
          For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.
          Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the law applicable to corporations of the State of Minnesota.

December 21, 2007

          Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, we are of the opinion that the Shares issued are, and the Shares to be issued will be, legally issued, fully paid and nonassessable under the corporate laws of the state of Minnesota.
          We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely, BULLIVANT HOUSER BAILEY PC
/s/ Scott E. Bartel

Scott E. Bartel

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